Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com

PULTE HOMES REPORTS FOURTH QUARTER 2008 FINANCIAL RESULTS

•	For the Fourth Quarter 2008, Generated 1,763 Net New Orders and Closed 5,474 Homes

•	Company Ended Q4 2008 With $1.655 Billion of Cash

•	Impairments and Land-Related Charges of $380 Million for the Fourth Quarter 2008

•	Q4 2008 Net Loss of $1.33 Per Share, Inclusive of Impairments and Land-Related Charges

•	Company Expects Tax Refunds of Approximately $374 Million

Bloomfield Hills, Mich., February 4, 2009 – Pulte Homes (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2008. For the quarter, the Company reported a net loss of $338.2 million, or $1.33 per share, compared with a $874.7 million net loss for the prior year fourth quarter, or $3.46 per share. The fourth quarter 2008 net loss included $380 million of pre-tax charges related to inventory impairments and other land-related charges. Impairments and land-related charges for the prior year quarter were $509 million. Consolidated revenues for the quarter were $1.7 billion, a decline of 43% from prior year quarter revenues of $2.9 billion.

“The homebuilding operating environment took yet another step down during the fourth quarter of 2008,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “During the quarter, consumers faced unprecedented levels of financial uncertainty that dramatically impacted purchases of all large-ticket items, especially homes. Sinking consumer confidence, excess foreclosure inventory and continued very tight mortgage availability put dramatic downward pressure on the homebuilding market. These factors, combined with an exceptionally weak economy and a surge in unemployment across all industries left many potential home purchasers on the sidelines to wait for a more certain view of the future.

“Despite this strong downward market momentum, Pulte achieved its stated cash goal as we generated significant positive cash flow during the quarter. We ended the year with nearly $1.7 billion in cash, no debt outstanding under our revolving credit facility and took further action to restructure our company overhead to better match anticipated reduced volume for 2009. Pulte’s strong beginning cash position, anticipated tax refunds, and expected positive operating cash flow in 2009 leave us well positioned to capitalize on opportunities once stability in the housing sector begins to materialize.”

Fourth Quarter Results

Revenues from homebuilding settlements in the fourth quarter decreased 45% to $1.5 billion, compared with $2.8 billion in last year’s fourth quarter. The change in revenue for the quarter reflects a 37% decrease in closings to 5,474 homes, and a 13% decrease in average selling price to $278,000.

Fourth quarter homebuilding pre-tax loss was $466.3 million, compared with a $459.2 million pre-tax loss for the prior year quarter. Homebuilding SG&A expense totaled $205 million for the quarter, including $15 million of severance-related charges. During the fourth quarter of 2008, the Company recorded $380 million of impairments and land-related charges, including $205 million related to land impairments, $14 million associated with the write-off of land deposits and pre-acquisition costs, $146 million of impairments of land held for sale and $15 million related to the Company’s investment in unconsolidated joint ventures. For the prior year quarter, impairments and land-related charges totaled $509 million. In addition, goodwill impairments of $5 million were recorded during the 2008 fourth quarter, compared with $34 million for the prior year quarter.

Net new home orders for the fourth quarter were 1,763 homes, a decline of 61% from the prior year fourth quarter. Pulte Homes’ ending backlog as of December 31, 2008 was valued at $631 million (2,174 homes), compared with a value of $2.5 billion (7,890 homes) at the end of last year’s fourth quarter. At the end of the fourth quarter 2008, the Company’s debt-to-capitalization ratio was 52.8%, and on a net debt-to-capitalization basis was 34.8%.

The Company’s financial services operations reported pre-tax loss of $7.9 million for the fourth quarter 2008, compared with $10.3 million of pre-tax income for the prior year’s quarter. This fourth quarter 2008 pre-tax loss was primarily due to a 42% decline in mortgage loans originated during the quarter compared with the prior year quarter combined with an increase in loan loss reserves. The mortgage capture rate for the quarter was 92%, compared with 91% for the same quarter last year.

Full Year Results

For the year ended December 31, 2008, Pulte Homes’ net loss was $1.5 billion, or $5.81 per share, compared with a $2.3 billion, or $8.94 per share, net loss for the prior year. Consolidated revenues for 2008 were $6.3 billion, down 32% from $9.3 billion for the prior year.

Revenues from homebuilding settlements for the period were approximately $6 billion, down 33% from the prior year. Lower revenues for the period resulted from a 12% decrease in average selling price to $284,000, combined with a 24% decrease in the number of homes closed to 21,022.

Homebuilding pre-tax loss for 2008 was $1.7 billion, compared with a $2.5 billion pre-tax loss for the prior year. Homebuilding SG&A expense decreased $284 million, or 27%, compared with last year. During 2008, the Company recorded $1.5 billion of impairments and land-related charges, including $1.2 billion related to land impairments, $33 million associated with the write-off of land deposits and pre-acquisition costs, $271 million of impairments of land held for sale, and $18 million related to the Company’s investment in unconsolidated joint ventures. For 2007, these impairments and land-related charges totaled $2.2 billion. Homebuilding pre-tax loss for the year also includes goodwill impairments of $5 million compared with $370 million in the prior year.

Pulte’s financial services operations reported pre-tax income of $28 million in 2008 compared with $43 million in the prior year. The 35% decrease in mortgage loans originated during the year was the primary cause for this decrease, partially offset by a positive shift in the mix of mortgage loans toward more profitable agency-backed products.

A conference call discussing Pulte Homes’ fourth quarter results will be held Thursday, February 5 at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via the Company’s corporate website at www.pulteinc.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) adverse national and regional economic and business conditions, including further deterioration in the unemployment rate and the current downturn in the homebuilding industry; (2) interest rate changes and the availability of mortgage financing; (3) continued volatility and potential further deterioration in the debt and equity markets, which have adversely impacted the banking and mortgage finance industries, resulting in tightening of credit; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather-related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation and the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; (14) the potential loss of tax benefits if we have an “ownership change” under IRC Section 382; and (15) other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2007 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 49 markets and 25 states. During its 59-year history, the company has delivered more than 500,000 new homes. In 2008,

Pulte Homes operations ranked highest in customer satisfaction in 11 U.S. markets, the most of any homebuilder, in the annual J.D. Power and Associates® New-Home Builder Customer Satisfaction Studysm. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and older. Its DiVosta Homes brand is renowned in Florida for its distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.

Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.

Condensed Consolidated Results

Of Operations

(000’s omitted, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$1,611,672	$2,859,768	$6,112,038	$9,121,730
Financial Services	32,145	35,083	151,016	134,769
Other non-operating	6,468	3,766	26,404	6,595

Total Revenues	$1,650,285	$2,898,617	$6,289,458	$9,263,094

Pretax income (loss):
Homebuilding	$(466,294)	$(459,236)	$(1,694,711)	$(2,509,492)
Financial Services	(7,893)	10,321	28,045	42,980
Other non-operating	(5,538)	(4,918)	(15,933)	(30,391)

Loss from continuing operations before income taxes	(479,725)	(453,833)	(1,682,599)	(2,496,903)
Income taxes (benefit)	(141,560)	439,490	(209,486)	(222,486)

Loss from continuing operations	(338,165)	(893,323)	(1,473,113)	(2,274,417)
Income from discontinued operations	0	18,662	0	18,662

Net loss	$(338,165)	$(874,661)	$(1,473,113)	$(2,255,755)

EARNINGS (LOSS) PER SHARE - ASSUMING DILUTION:

Loss from continuing operations	$(1.33)	$(3.54)	$(5.81)	$(9.02)
Income from discontinued operations	0.00	0.07	0.00	0.07

Net loss	$(1.33)	$(3.46)	$(5.81)	$(8.94)

Shares used in per share calculations	253,841	252,485	253,512	252,192

Pulte Homes, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

	December 31, 2008 (Unaudited)	December 31, 2007 (Unaudited)
ASSETS
Cash and equivalents	$1,655,264	$1,060,311
Unfunded settlements	11,988	38,714
House and land inventory	4,201,289	6,835,945
Land held for sale	164,954	252,563
Land, not owned, under option agreements	171,101	212,235
Residential mortgage loans available-for-sale	297,755	447,089
Investments in unconsolidated entities	134,886	105,479
Other assets	697,652	904,298
Income taxes receivable	373,569	263,163
Deferred income tax assets	—	105,906

	$7,708,458	$10,225,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$1,338,280	$1,859,911
Collateralized short-term debt, recourse solely to applicable subsidiary assets	237,560	440,611
Income tax liabilities	130,615	126,758
Senior notes	3,166,305	3,478,230

Total Liabilities	4,872,760	5,905,510
Shareholders’ Equity	2,835,698	4,320,193

	$7,708,458	$10,225,703

Pulte Homes, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
HOMEBUILDING:
Home sales (settlements)	$1,519,896	$2,782,640	$5,980,289	$8,881,509
Land sales	91,776	77,128	131,749	240,221

Homebuilding Revenue	1,611,672	2,859,768	6,112,038	9,121,730

Home cost of sales	(1,603,790)	(2,779,490)	(6,585,177)	(9,329,354)
Land cost of sales	(233,019)	(133,156)	(393,998)	(418,177)
Selling, general & administrative expense	(205,096)	(247,342)	(776,673)	(1,060,818)
Other income (expense), net	(36,061)	(159,016)	(50,901)	(822,873)

Pretax income (loss)	$(466,294)	$(459,236)	$(1,694,711)	$(2,509,492)

FINANCIAL SERVICES:
Pretax income (loss)	$(7,893)	$10,321	$28,045	$42,980

OTHER NON-OPERATING:
Pretax loss:
Net interest income	$5,739	$2,597	$23,496	$2,731
Other expense, net	(11,277)	(7,515)	(39,429)	(33,122)

Total Other Non-operating	$(5,538)	$(4,918)	$(15,933)	$(30,391)

Pulte Homes, Inc.

Business Operating Data

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Homebuilding settlement revenues	$1,519,896	$2,782,640	$5,980,289	$8,881,509

Unit settlements:
Atlantic Coast	1,578	2,132	5,416	6,563
Gulf Coast	1,316	1,691	5,391	6,630
Midwest	752	1,351	2,651	3,888
Southwest	1,303	2,458	5,494	7,318
California	525	1,082	2,070	3,141

	5,474	8,714	21,022	27,540

Average selling price	$278	$319	$284	$322

Unit net new orders:
Atlantic Coast	494	1,103	3,920	6,010
Gulf Coast	416	1,180	3,958	6,418
Midwest	262	530	2,094	3,319
Southwest	362	1,302	3,878	6,609
California	229	447	1,456	2,819

	1,763	4,562	15,306	25,175

Net new orders – dollars*	$442,000	$1,206,000	$4,101,000	$7,812,000

Unit backlog:
Atlantic Coast			576	2,072
Gulf Coast			689	2,122
Midwest			271	828
Southwest			394	2,010
California			244	858

			2,174	7,890

Dollars in backlog			$631,000	$2,510,000

*	Net new order dollars represent a composite of new order dollars combined with other movement of the dollars in backlog related to cancellations and change orders.

Pulte Homes, Inc.

Business Operating Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
MORTGAGE ORIGINATIONS:

Origination volume	3,858	6,685	15,227	23,404

Origination principal	$847,700	$1,592,600	$3,403,500	$5,336,400

Capture rate percentage	92.2%	90.7%	92.0%	92.1%

Pulte Homes, Inc.

Supplemental Information

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Interest expense:
Homebuilding (included in home cost of sales)	$61,059	$72,413	$210,709	$314,998
Financial Services	1,225	4,019	6,118	16,483
Other non-operating	729	1,169	2,908	3,864

Total interest expense	$63,013	$77,601	$219,735	$335,345

Depreciation & amortization	$16,439	$19,743	$73,980	$83,852